As filed with the U.S. Securities and Exchange Commission on March 27, 2026

Registration No. 333-284135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7381	46-0678374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299
(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Archer

Chief Financial Officer

LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299
(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

David E. Danovitch, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas New York, NY 10020 (212) 660-3060	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-284135

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1, as amended (File No. 333-284135) (the “Registration Statement”), is being filed solely to update the exhibit list in the Registration Statement to add as an exhibit BPM LLP’s consent to the use of its report dated March 27, 2026, with respect to the financial statements of LogicMark, Inc. (the “Company”), included in the Company’s Annual Report on Form 10-K, filed by the Company with the U.S. Securities and Exchange Commission on March 27, 2026.

Item 16. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this registration statement or incorporated by reference herein:

Exhibit No.	Description of Exhibit
2.1**	Agreement and Plan of Merger, dated as of May 19, 2017, by and among the Company, Fit Merger Sub, Inc., Fit Pay, Inc. and Michael Orlando (3)
2.2**	Agreement and Plan of Merger, dated as of June 1, 2023, by and between the Company and LogicMark, Inc., a Delaware corporation. (22)
3.1(i)(a)**	Certificate of Incorporation, as amended (1)
3.1(i)(b)**	Certificate of Amendment to Certificate of Incorporation (2)
3.1(i)(c)**	Certificate of Amendment to Certificate of Incorporation (16)
3.1(i)(d)**	Certificate of Amendment to Certificate of Incorporation (17)
3.1(i)(e)**	Certificate of Designations for Series C Non-Convertible Preferred Stock (3)
3.1(i)(f)**	Certificate of Amendment to the Certificate of Designations of Series C Non-Convertible Voting Preferred Stock (16)
3.1(i)(g)**	Form of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock (14)
3.1(i)(h)**	Certificate of Amendment to Certificate of Incorporation of LogicMark, Inc. (21)
3.1(i)(i)**	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (21)
3.1(i)(j)**	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on June 1, 2023 (22)
3.1(i)(k)**	Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (22)
3.1(i)(l)**	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (22)
3.1(i)(m)**	Certificate of Designation, Preferences and Rights of Series G Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 1, 2024 (23)
3.1(i)(n)**	Certificate of Designation, Preferences, Rights and Limitations of Series H Convertible Non-Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 13, 2024 (24)
3.1(i)(o)**	Certificate of Designation, Preferences, Rights and Limitations of Series I Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on November 13, 2024 (24)
3.1(i)(p)**	Series C Certificate of Amendment to the Series C Certificate of Designations of LogicMark, Inc. (25)
3.1(i)(q)**	Certificate of Change to Articles of Incorporation of LogicMark, Inc. (25)
3.1(i)(r)**	Certificate of Amendment to the Articles of Incorporation of LogicMark, Inc., filed with the Secretary of State of the State of Nevada on March 27, 2025 (32)
3.1(ii)**	Bylaws (22)
4.1**	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (33)
4.2**	Form of Pre-Funded Warrant for July 2020 Private Placement (5)
4.3**	Form of Registered Warrant for July 2020 Private Placement (5)
4.4**	Form of Unregistered Warrant for July 2020 Private Placement (5)
4.5**	Form of Registered Warrant for December 2020 Private Placement (6)
4.6**	Form of Unregistered Warrant for December 2020 Private Placement (6)
4.7**	Form of New Warrant (7)
4.8**	Form of Series F Convertible Preferred Stock Certificate (18)
4.9**	Form of Registered Warrant for February 2021 Private Placement (9)
4.10**	Form of Unregistered Warrant for February 2021 Private Placement (9)

4.11**	Form of Unregistered Warrant for August 2021 Private Placement (14)
4.12**	Form of Warrant for September 2021 Public Offering (15)
4.13**	Form of Warrant for January 2023 Public Offering (20)
4.14**	Form of Pre-Funded Warrant for January 2023 Public Offering (20)
4.15**	Form of Series A-1 Warrant (27)
4.16**	Form of Series A-2 Warrant (27)
4.17**	Form of Series B-1 Warrant (27)
4.18**	Form of Series B-2 Warrant (27)
4.19**	Form of Series A Warrant (28)
4.20**	Form of Series B Warrant (28)
4.21**	Form of Pre-Funded Warrant (28)
4.22**	Rights Agreement, dated as of November 1, 2024, between the Company and Nevada Agency and Transfer Company (23)
4.23**	Form of Series C Warrant (31)
4.24**	Form of Series D Warrant (31)
4.25**	Form of Pre-Funded Warrant (31)
5.1**	Opinion of Sullivan & Worcester LLP (34)
10.1**†	2013 Long Term Incentive Plan (1)
10.2**†	Forms of Agreement under 2013 Long Term Incentive Plan (1)
10.3**†	2017 Stock Incentive Plan (4)
10.4**	Form of Securities Purchase Agreement for July 2020 Offering (5)
10.5**	Form of Securities Purchase Agreement for December 2020 Offering (6)
10.6**	Form of Warrant Amendment and Exercise Agreement, dated January 8, 2021 (7)
10.7**	Form of Securities Purchase Agreement for February 2021 Offering (9)
10.8**	Form of Securities Purchase Agreement for August 2021 Private Placement (14)
10.9**	Form of Voting Agreement by and between the Company and certain investors in the September 2021 Public Offering (15)
10.10**	Lease Agreement, dated June 2, 2020, by and between LogicMark LLC and Moorman Properties, LLC (10)
10.11**	Settlement Agreement, dated August 11, 2021, by and between the Company and Giesecke+Devrient Mobile Security America, Inc. (12)
10.12**†	Employment Agreement, entered into on January 8, 2021, by and between the Company and Vincent S. Miceli (8)
10.13**†	Letter Agreement, effective as of August 1, 2021, by and between the Company and Vincent S. Miceli (13)
10.14**†	Employment Agreement, dated as of June 8, 2021, by and between the Company and Chia-Lin Simmons (11)

10.15**†	Executive Employment Agreement, dated as of November 2, 2022, by and between the Company and Chia-Lin Simmons (19)
10.16**†	Agreement, dated as of July 15, 2021, by and between the Company and FLG Partners, LLC (13)
10.17**†	First Amendment to Agreement, dated as of February 15, 2022, by and between the Company and FLG Partners, LLC (18)
10.18**	Form of Voting Agreement, dated January 25, 2023, by and between the Company and certain investors in the January 2023 Public Offering (20)
10.19**	Form of Warrant Agency Agreement, dated January 25, 2023, by and between the Company and Nevada Agency and Transfer Company (20)
10.20†	Form of Indemnification Agreement (22)
10.21†	LogicMark, Inc. 2023 Stock Incentive Plan (26)
10.22†	Form of Restricted Stock Award Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (26)
10.23†	Form of Stock Option Agreement for LogicMark, Inc. 2023 Stock Incentive Plan (26)
10.24**	Form of 2021 Inducement Agreement by and between the Company and each holder (29)
10.25**	Form of 2023 Inducement Agreement by and between the Company and each holder (29)
10.26**	Form of Securities Purchase Agreement for August 2024 Offering (28)
10.27**	Form of Warrant Agency Agreement for August 2024 Offering (28)
10.28**	Form of Placement Agency Agreement, for August 2024 Offering (28)
10.29**	Form of Settlement Agreement and Release, by and among the Company and the signatories thereto (30)
10.30**	Form of Registration Rights Agreement, by and among the Company and the signatories thereto (30)
10.31**	Form of Securities Purchase Agreement, between the Company and each purchaser, dated February 18, 2025 (31)
10.32**	Warrant Agency Agreement, between the Company and Nevada Agency and Transfer Company, dated February 18, 2025 (31)
10.33**	Placement Agency Agreement between the Company and Roth Capital Partners, LLC, as lead placement agent, dated February 18, 2025 (31)
23.1**	Consent of BPM LLP, Independent Registered Public Accounting Firm (34)
23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1) (34)
23.3**	Consent of BPM LLP, Independent Registered Public Accounting Firm (35)
23.4*	Consent of BPM LLP, Independent Registered Public Accounting Firm
24.1**	Power of Attorney (included on the signature page of the initial filing of this registration statement)
107**	Filing Fee Table (34)

*	Filed herewith.
**	Previously filed.
†	Management contract or compensatory plan or arrangement.
(1)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-186331) with the SEC on January 31, 2013.
(2)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on September 12, 2016.
(3)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on May 30, 2017.
(4)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-226116) with the SEC on July 10, 2018.
(5)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on July 13, 2020.
(6)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on December 18, 2020.
(7)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 8, 2021.
(8)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 14, 2021.
(9)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 1, 2021.
(10)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2021.
(11)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 17, 2021.
(12)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 13, 2021.
(13)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 16, 2021.
(14)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 17, 2021.
(15)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1/A (File No. 333-259105) with the SEC on September 14, 2021.
(16)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on October 15, 2021.
(17)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on March 2, 2022.
(18)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on April 15, 2022.
(19)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 4, 2022.
(20)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on January 26, 2023.
(21)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on April 27, 2023.
(22)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on June 2, 2023.
(23)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 1, 2024.
(24)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 14, 2024
(25)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 18, 2024.
(26)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on August 11, 2023.
(27)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on November 21, 2023.
(28)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on August 5, 2024.
(29)	Filed as an Exhibit to the Company’s Current Report on Form 8-K/A with the SEC on November 21, 2023.
(30)	Filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q with the SEC on November 14, 2024.
(31)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on February 18, 2025.
(32)	Filed as an Exhibit to the Company’s Current Report on Form 8-K with the SEC on March 27, 2025.
(33)	Filed as an Exhibit to the Company’s Annual Report on Form 10-K with the SEC on March 28, 2025.
(34)	Filed as an Exhibit to the Company’s Registration Statement on Form S-1, as amended (File No. 333-284135), with the SEC on February 11, 2025.
(35)	Filed as an Exhibit to the Company’s Post-Effective Amendment No. 1 to its Registration Statement on Form S-1, as amended (File No. 333-284135), filed with the SEC on March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, in the State of Kentucky, on March 27, 2026.

LogicMark, Inc.

Date: March 27, 2026	By:	/s/ Mark Archer
Mark Archer
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chief Executive Officer and Director	March 27, 2026
Chia-Lin Simmons	(Principal Executive Officer)

*	Chief Financial Officer	March 27, 2026
Mark Archer	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 27, 2026
Carine Schneider

*	Director	March 27, 2026
John Pettitt

*	Director	March 27, 2026
Barbara Gutierrez

*	Director	March 27, 2026
Robert Curtis

* By:	/s/ Mark Archer
Name:	Mark Archer
Attorney-in-fact